                                                                      Exhibit 12
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                Statements of Ratio of Earnings to Fixed Charges
                                ($ in millions)


                                                               Twelve Months                        Twelve Months
                                                               Ended June 30,                   Ended  December  31,
                                                              ---------------     ------------------------------------------------
                                                               1995      1994      1994      1993      1992       1991        1990
                                                              -----     -----     -----     -----     -----     --------     -----
Consolidated Income (Loss) from Continuing Operations
  before Income Taxes and Cumulative Effect of Accounting
  Change  . . . . . . . . . . . . . . . . . . . . . . . . .   341.6     371.4     392.2     288.1     161.4     (1,205.8)    162.6
Adjustments:
  Interest during construction  . . . . . . . . . . . . . .       -         -         -         -         -         (3.4)    (10.0)
  Distributed (Undistributed) equity income . . . . . . . .    (3.1)     (0.8)     (0.9)     (0.1)     (0.1)        (2.4)      2.9
  Fixed charges   . . . . . . . . . . . . . . . . . . . . .    37.2      76.5      14.8     101.5      13.7        139.9     182.5
                                                              -----     -----     -----     -----     -----     --------     -----
    Earnings Available  . . . . . . . . . . . . . . . . . .   375.7     447.1     406.1     389.5     175.0     (1,071.7)    338.0
                                                              -----     -----     -----     -----     -----     --------     -----
Fixed Charges:
  Interest on long-term and short-term debt . . . . . . . .     0.2       1.3       0.7       3.1       4.9        112.4     170.6
  Other interest  . . . . . . . . . . . . . . . . . . . . .    37.0      75.2      14.1      98.4       8.8         27.6      10.5
                                                              -----     -----     -----     -----     -----     --------     -----
    Total Fixed Charges before Adjustments*,**  . . . . . .    37.2      76.5      14.8     101.5      13.7        140.0     181.1
                                                              -----     -----     -----     -----     -----     --------     -----
Adjustments:
  Gain/(Loss) on reacquired debt  . . . . . . . . . . . . .       -         -         -         -         -         (0.1)      1.4
                                                              -----     -----     -----     -----     -----     --------     -----
    Total Fixed Charges . . . . . . . . . . . . . . . . . .    37.2      76.5      14.8     101.5      13.7        139.9     182.5
                                                              -----     -----     -----     -----     -----     --------     -----
Ratio of Earnings Before Taxes to Fixed Charges . . . . . .   10.10      5.84     27.44      3.84     12.77       N/A(a)      1.85
                                                              =====     =====     =====     =====     =====     ========     =====

(a) To achieve a one-to-one coverage, the Corporation would need an additional $1,211.6 million of earnings.

 * This amount excludes approximately $253 million interest expense not recorded in the twelve months ended June 30, 1995, $216 million interest expense not recorded in the twelve months ended June 30, 1994, $230 million, and $210 million, $204 million and $86 million of interest expenses not recorded for the twelve months ended 1994, 1993, 1992 and 1991. Reference is made to the Statements of Consolidated Income for the quarterly period ended June 30, 1995, as reported in Form 10-Q and to Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.